EXHIBIT 107

Calculation of Filing Fee Tables

FORM S-3

(Form Type)

Creative Medical Technology Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities

Fees to Be Paid	Equity	Common stock, par value $0.001 per share	457(o)	(1)	(1)	(1)(2)	—	—	—	—	—	—
Fees to Be Paid	Equity	Preferred stock, par value $0.001 per share	457(o)	(1)	(1)	(1)(2)	—	—	—	—	—	—
Fees to Be Paid	Equity	Warrants	457(o)	(1)	(1)	(1)(2)	—	—	—	—	—	—
Fees to Be Paid	Equity	Units	457(o)	(1)	(1)	(1)(2)	—	—	—	—	—	—
Fees to Be Paid	Unallocated (Universal Shelf)	—	457(o)	(1)	(1)	$50,000,000	$153.10 per million	$7,655.00	—	—	—	—

Carry Forward Securities

Carry Forward Securities	—	—	—	—	—	—	—	—	—	—	—	—
	Total Offering Amounts					$50,000,000	1	$7,655.00
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$7,655.00

(1)

An indeterminate aggregate initial offering price and number of securities of each identified class is being registered as may from time to time be offered, issued or sold at indeterminate prices. In addition, an indeterminate number of securities that may be issued upon exercise, settlement, conversion or exchange of any offered securities, or pursuant to anti-dilution adjustments, is being registered. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities.

(2)

The proposed maximum offering price per security and proposed maximum aggregate offering price per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to General Instruction II.D. of Form S-3 under the Securities Act. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities, or that are issued in units.